Exhibit 99.(k)(iv)

Committed Facility Agreement

BANK OF AMERICA, N.A., LONDON BRANCH (“BAL”) and the counterparty specified on the signature page (“Customer”), hereby enter into this Committed Facility Agreement (this “Agreement”), dated as of the date specified on the signature page.

Whereas BAL and Customer have entered into the BAL Agreement, dated as of the date hereof (the “BAL Agreement”) (the BAL Agreement and this Agreement, collectively, the “40 Act Financing Agreements”).

Whereas this Agreement supplements and forms part of the other 40 Act Financing Agreements and sets out the terms of the commitment of BAL to provide financing to Customer under the 40 Act Financing Agreements.

Now, therefore, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.            Definitions  -

(a)          Capitalized terms not defined in this Agreement have the respective meaning assigned to them in the BAL Agreement.  The 40 Act Financing Agreements are included in the term “Contract,” as defined in the BAL Agreement.

(b)         “Account Agreement” means the Account Agreement attached as Exhibit A to the BAL Agreement.

(c)          “Collateral Requirements” means the collateral requirements set forth in Section 1 of Appendix A attached hereto.

(d)         “Default” is defined in Section 9(c) hereof.

(e)          “Default Action” means exercising any rights of set-off, liquidating positions or Contracts, terminating or accelerating any loan or Contract, canceling orders, closing out transactions, deducting charges from an account (other than normal charges for interest, clearing fees and ticket charges), selling any or all of the securities and commodities or other property that may be in possession or control of the BofA Entities (either individually or jointly with others), buying-in any securities, commodities or other property that Customer’s account or accounts may be short, or acting as attorney-in-fact with respect to Customer, any Customer account or any property in a Customer account.

(f)            “Eligible Securities” shall have the meaning ascribed to such term in Appendix A hereto.

(g)         “Initial NAV” means the Net Asset Value of Customer as of the date of execution hereof.

(h)         “Maximum Commitment Financing” means $155,000,000 USD; provided, however, that the Maximum Commitment Financing may be reset to a higher amount if Customer delivers a written request (“Reset Notice”) for such increase (such amount of increase, an “MCF Increase”) within twelve calendar months of the execution date indicated on the signature page hereof and BAL approves (such approval to be in BAL’s sole discretion) the MCF Increase (with the new Maximum Commitment Financing to take effect as of BAL’s approval).

(i)             “Net Asset Value” means, with respect to Customer, the aggregate net asset value of the common stock issued by Customer calculated in accordance with the 1940 Act.

(j)             “Net Asset Value Floor” means, with respect to Customer, an amount equal to 50% of the Initial NAV (such initial 50% amount, the “Execution Date NAV Floor”); provided, however, that following the date hereof, the Net Asset Value Floor shall equal the greater of (i) the Net Asset Value Floor on the Execution Date or (ii) 50% of the Net Asset Value of Customer, calculated based on the Customer’s Net Asset Value as of its most recent fiscal year end subsequent to the date hereof.

(k)          “Outstanding Debit Financing” means the aggregate net cash balance (excluding current short sale proceeds) held under the 40 Act Financing Agreements if such net cash balance is a debit, or zero if such aggregate net cash balance is a credit.  For the purposes of calculating such aggregate net cash balance, if Customer holds credit or debit cash balances in non-USD currencies, BAL will convert each of these balances into USD at prevailing market rates to determine Customer’s aggregate net cash balance.

(l)             “Portfolio Gross Market Value” means the Gross Market Value (as defined in Appendix A attached hereto) of all of Customer’s Positions that are Eligible Securities (as defined in Appendix A attached hereto).

(m)       “1940 Act” means the Investment Company Act of 1940, as amended.

2.            Scope of Committed Facility  -

Subject to Section 3, BAL shall make available cash financing under and in accordance with the 40 Act Financing Agreements in an amount up to the Maximum Commitment Financing, and may not take any of the following actions except upon at least 180 calendar days’ prior notice (the “Facility Modification Notice”):

(a)          modify the Collateral Requirements;

(b)         recall any cash loan under the 40 Act Financing Agreements;

(c)          modify the interest rate spread on cash loans under the 40 Act Financing Agreements, as set forth in Appendix B attached hereto;

(d)         modify the fees, charges or expenses other than those described in clause (c) above, as set forth in Appendix B attached hereto (the “Fees”), provided that BAL may modify any Fees immediately if (i) the amount of such Fees charged to BAL, as the case may be, have been increased by the provider of the relevant services or (ii) consistent with increases made by BAL generally to its customers; or

(e)          terminate any of the 40 Act Financing Agreements.

3.            Conditions for Committed Facility  -

The commitment as set forth in Section 2 only applies so long as –

(a)          Customer satisfies the Collateral Requirements; and

(b)         no Default or Facility Termination Event has occurred.

4.            Arrangement and Commitment Fees  -

(a)          Customer shall pay an arrangement fee as set forth in Appendix B.

(b)         Customer shall pay a commitment fee as set forth in Appendix B.

5.            No Right of Substitution  -

(a)          After BAL sends a Facility Modification Notice, Customer may not substitute any collateral, provided that Customer may purchase and sell portfolio securities in the ordinary course of business consistent with its investment restrictions; provided further that BAL may permit substitutions upon request, which permission shall not be unreasonably withheld; provided further that for substitutions of rehypothecated collateral, such collateral shall be returned for substitution within a commercially reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

(b)         Prior to BAL sending a Facility Modification Notice, Customer may substitute collateral, provided that for substitutions of rehypothecated collateral, such collateral shall be returned for substitution within a reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

6.            Collateral Delivery  -

If notice of a Collateral Requirement is sent to Customer orally or via facsimile or electronic mail or such delivery method as the parties otherwise agree (in each case, with delivery deemed when sent): (i) on or before 10:00 a.m. (New York time) on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on such Business Day, and (ii) after 10:00 a.m. (New York time) on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on the immediately succeeding Business Day.

7.            Representations and Warranties  -

Customer hereby makes all the representations and warranties set forth in Section 5 of the Account Agreement, which are deemed to refer to this Agreement, and such representations and warranties shall survive each transaction and the termination of the 40 Act Financing Agreements until such time as no assets remain in the Account.

8.            Financial Information  -

Customer shall provide BAL with copies of –

(a)          the most recent annual report of Customer containing financial statements audited by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the United States, as soon as available and in any event within 120 calendar days after the end of each fiscal year of Customer;

(b)         the most recent monthly financial statement of Customer, including performance returns and net asset value of Customer, as soon as available and in any event within 30 calendar days after the end of each month; and

(c)          the estimated net asset value statement of Customer as of any Business Day, within one Business Day after request therefor by BAL.

9.            Termination  -

(a)          Upon the occurrence of a Facility Termination Event (as defined in clause (d) below), this Agreement automatically terminates.

(b)         Upon the occurrence of a Default, the BofA Entities may terminate any of the 40 Act Financing Agreements and take Default Action.

(c)          Each of the following events constitutes a “Default”:

i.                  Customer fails to meet the Collateral Requirements within one Business Day after the time periods set forth in Section 6;

ii.               Customer fails to deliver the financial information (1) within five Business Days after the time periods set out in Sections 8(a) and (b), and (2) within one Business Day after the time period set out in Section 8(c), provided that such cure periods shall apply only in respect of Section 8;

iii.            the Net Asset Value of Customer declines below the Net Asset Value Floor;

iv.           any representation or warranty made or deemed made by Customer to BAL under any 40 Act Financing Agreements (including under Section 7 herein) proves false or misleading when made or deemed made;

v.              Customer fails to comply with or perform any agreement or obligation under this Agreement or the other 40 Act Financing Agreements (other than those covered by Section 9(c)i or ii), provided, however, that other than a failure by Customer to make a payment due to a BofA Entity or a Default as set forth in Sections 9(c)i, 9(c)ii, or 9(c)iv, such event or occurrence shall not be deemed a Default and Default Action may not be taken unless Customer has failed to remedy such event or occurrence within five Business Days of its receipt or deemed receipt, pursuant to Section 12(a) of Exhibit A of the BAL Agreement, of notice of such event or occurrence; or

vi.           the filing by or against Customer of a petition or other proceeding in bankruptcy, insolvency or for the appointment of a receiver or upon the levy or attachment against any property or accounts of Customer.

(d)         Each of the following events constitutes a “Facility Termination Event”:

i.                  there occurs any change in BAL’s interpretation of any Applicable Law or the adoption of or any changes in the same that, in the reasonable opinion of counsel to BAL, has the effect with regard to BAL of impeding or prohibiting the arrangements under the 40 Act Financing Agreements (including, but not limited to, imposing or adversely modifying or affecting the amount of regulatory capital to be maintained by BAL); provided, however, that it shall not be a Facility Termination Event if there occurs a change in, or change in BAL’s interpretation of, any Applicable Law that results in a cost increase to BAL (as determined in its sole discretion), rather than a prohibition (as determined in BAL’s sole discretion), and such cost increase is accepted by Customer (for the avoidance of doubt, such cost increase may be implemented by adjusting the fees and rates in Appendix B or in any other manner, as determined by BAL in its sole discretion);

ii.               the occurrence of a repudiation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement between Customer and a BofA Entity, if applicable) by Customer under any contract with (A) a BofA Entity or affiliate of a BofA Entity or (B) a third party entity, where the aggregate principal amount of any such contract (which, for the avoidance of doubt, includes any obligations with respect to borrowed money or other assets in connection with such contract) is not less than $10,000,000;

iii.            (A) as of any day, the Net Asset Value of Customer has declined by twenty-five percent (25%) or more from the highest Net Asset Value in the preceding one-month period then ending; or (B) as of any day, the Net Asset Value of Customer has

declined by thirty-five percent (35%) or more from the highest Net Asset Value in the preceding three-month period then ending; or (C) as of any day, the Net Asset Value of Customer, has declined by fifty percent (50%) or more from the highest Net Asset Value in the preceding 12-month period then ending, provided that, for purposes of (A), (B) and (C), the calculations under this paragraph shall be adjusted to exclude any decline in the Net Asset Value attributable to the payment of distributions, the repayment or redemption of any senior securities representing preferred stock or indebtedness or other corporate actions or any positive change caused by subscriptions, contributions or investments;

iv.           (A) the investment management agreement between Customer and its investment manager (“Advisor”) is terminated or (B) Advisor otherwise ceases to act as investment advisor of Customer and a replacement investment advisor approved by BAL in its sole discretion has not been appointed immediately; provided, however, that it shall not be a Facility Termination Event under sub-clause (A) if such investment management agreement has automatically terminated in connection with a change of control relating to the Advisor and a new investment management agreement with the Advisor is approved in accordance with applicable law and effective as of such termination date;

v.              the asset coverage for all borrowings constituting ‘senior securities representing indebtedness’ (as defined for purposes of Section 18(g) of the 1940 Act of Customer falls below the 300% minimum required by Section 18(f)(1) of the 1940 Act or such other minimum percentage as may be approved by U.S. governmental authorities from time to time under applicable U.S. securities law (provided that, for purposes of this provision, such minimum percentage cannot be lower than 200%) and such asset coverage deficiency is not cured within the time provided for in the 1940 Act; or

vi.           Customer fails to make any filing necessary to comply with the rules of any exchange in which its shares are listed and such failure continues for at least five Business Days, provided, however, that such additional five Business Day period shall not apply in respect of any filing failure which has a material adverse affect on Customer’s business.

10.          Waiver  -

Notwithstanding anything to the contrary in the 40 Act Financing Agreements, Customer consents to the transfer and assignment at any time of the 40 Act Financing Agreements (including any related account documentation and information) to Banc of America Finance Services, Inc. (“BAFSI”) in connection with the sale of the prime brokerage business to BNP Paribas and, if the BofA Entities or their affiliates consummate such sale to BNP Paribas, Customer acknowledges and agrees that BAFSI along with the 40 Act Financing Agreements (including any related account documentation and information) will be sold and transferred to BNP Paribas.

11.          Notices  -

Notices under this Agreement shall be provided pursuant to Section 12(a) of the Account Agreement.

12.          Compliance with Applicable Law  -

(a)          Notwithstanding any of the foregoing, to the extent required by Applicable Law –

i.                  the BofA Entities may terminate any 40 Act Financing Agreement and any Contract;

ii.               BAL may recall any outstanding loan under the 40 Act Financing Agreements;

iii.            BAL may modify the Collateral Requirements (as and to the extent required by Applicable Law); and

iv.           the BofA Entities may take Default Action.

(b)         This Agreement will not limit the ability of BAL to change the product provided under this Agreement and the 40 Act Financing Agreements as and to the extent necessary to comply with Applicable Law.

(c)          The BofA Entities may exercise any remedies permitted under the Contracts if Customer fails to comply with Applicable Law that relates to (i) felonies, (ii) fraud, (iii) activities related to the conduct of Customer’s business or (iv) activities related to the securities industry (except in the case of (iii) or (iv), where the failure to do so would not have a material adverse effect on Customer or its ability to perform under the Contracts, as determined by the BofA Entities)

13.          Miscellaneous  -

(a)          In the event of a conflict between any provision of this Agreement and the other 40 Act Financing Agreements, this Agreement prevails.

(b)         This Agreement is governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws doctrine.

(c)          Section 16(c) of the Account Agreement is hereby incorporated by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provision had been set forth in full herein.

(d)         This Agreement may be executed in counterparts, each of which will be deemed an original instrument and all of which together will constitute one and the same agreement.

(e)          This Agreement and the other 40 Act Financing Agreements shall not be publicly distributed via syndication (for the avoidance of doubt, nothing in this Subsection shall affect the rephypothecation rights in the 40 Act Financing Agreements).

(The remainder of this page is blank.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of this 26th day of September, 2008.

FIDUCIARY/CLAYMORE MLP
OPPORTUNITY FUND

By:	/s/ Steven M. Hill
	Name:	Steven M. Hill
	Title:	Chief Accounting Officer, Chief Financial Officer and Treasurer

BANK OF AMERICA, N.A., LONDON
BRANCH

By:	/s/ Authorized Officer
Name:
Title:

Appendix A – Collateral Requirements

THIS APPENDIX forms a part of the Committed Facility Agreement entered into between Bank of America, N.A., London Branch (“BAL”) and Fiduciary/Claymore MLP Opportunity Fund (“Customer”) (the “Committed Facility Agreement”).

1.                                       Collateral Requirements  -

The Collateral Requirements in relation to all positions held in the accounts established pursuant to the 40 Act Financing Agreements (the “Positions”) shall be the greater of:

(a) the aggregate product of (x) the Collateral Percentage applicable to such Positions and (y) the Current Market Value of such respective Positions;

(b) the sum of the collateral requirements of such Positions as per Regulation T of the Board of Governors of the Federal Reserve System, as amended from time to time;

(c) the sum of the collateral requirements of such Positions as per New York Stock Exchange Rule 431, as amended from time to time; or

(d) 50% of the Portfolio Gross Market Value.

2.                                       Eligible Securities  -

(a)          Positions in the following eligible equity and fixed income security types (“Eligible Securities”) are covered under the Committed Facility Agreement:

i.                  USD common stock traded on the New York Stock Exchange, NASDAQ, or the American Stock Exchange;

ii.               non-convertible and convertible preferred securities and corporate bonds denominated in USD, provided such securities are issued by an issuer incorporated in one of the following countries: USA, Canada, United Kingdom, France, Germany, Switzerland, Austria, Spain, Italy, The Netherlands, Finland, Belgium, Japan, Australia, Hong Kong, Portugal; or

iii.            non-USD common stock, provided such stock is (A) listed in the FTSE World Index, (B) traded on a major exchange in one of the following countries: Canada, United Kingdom, France, Germany, Switzerland, Austria, Spain, Italy, The Netherlands, Finland, Belgium, Japan, Australia, Hong Kong or Portugal and (C) denominated in one of the following currencies: CAD, GBP, EUR, JPY, CHF, AUD, HKD or SEK.

(b)         Notwithstanding the foregoing, the following will not be part of the collateral commitment and shall have no collateral value:

i.                  any security type not covered above, as determined by BAL in its sole discretion;

ii.               any short security position;

iii.            any security offered through a private placement or any restricted securities;

iv.           any security that is not maintained as a book-entry security on a major depository, such as The Depository Trust Company, Euroclear, or Clearstream;

v.              any securities that are municipal securities, asset-backed securities, mortgage securities, or Structured Securities (notwithstanding the fact that such securities would otherwise be covered);

vi.           to the extent 35% of the Eligible Securities’ Current Market Value consists of non-investment grade corporate bonds and/or preferred securities (for the avoidance of doubt, unrated securities are considered to be non-investment grade), any non-investment grade corporate bonds and preferred securities in excess of such 35%;

vii.        to the extent 35% of the Eligible Securities’ Current Market Value consists of non-USD common stock, any non-USD common stock in excess of such 35%; and

viii.     to the extent 10% of the Eligible Securities’ Current Market Value consists of HKD-denominated common stock, any HKD-denominated common stock in excess of such 10%.

3.                                       Equity Securities Collateral Percentage  -

The Collateral Percentage for a Position consisting of applicable Eligible Securities shall be:

i.                  subject to paragraphs ii and iii below, the sum of (A) the Equity Core Collateral Rate and (B) the product of (1) the Equity Core Collateral Rate and (2) the sum of the Equity Concentration Factor, the Equity Liquidity Factor, and the Equity Volatility Factor;

ii.               100% if (A) the product determined under paragraph i above is greater than 100%, (B) the Current Market Value per share of the relevant equity securities is lower than USD $3, or (C) if Section 3(a), (b) or (c) so provides; and

iii.            determined by BAL on a case-by-case basis, if Customer or Customer’s Advisor (i) is an Affiliate of the Issuer of the relevant equity securities or (ii) beneficially owns more than 9% of either (a) the voting interests of the Issuer or (b) any voting class of equity securities of the Issuer (in each case, whether such positions are held in accounts established pursuant to the 40 Act Financing Agreements or otherwise).

(a)          Equity Concentration Factor.

The “Equity Concentration Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if the Position Concentration is equal to or greater than 10% of the Portfolio Gross Market Value.

Position Concentration	Equity Concentration Factor
Equal to or greater than 5% and less than 10%	0.5

(b)         Equity Liquidity Factor.

The “Equity Liquidity Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if the Days of Trading Volume is equal to or greater than 10.

Days of Trading Volume	Equity Liquidity Factor
Less than 2	0
Equal to or greater than 2 and less than 5	1
Equal to or greater than 5 and less than 7	2
Equal to or greater than 7 and less than 10	3

(c)          Equity Volatility Factor.

The “Equity Volatility Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if the Equity Volatility is equal to or greater than 100%.

Equity Volatility	Equity Volatility Factor
Less than 20%	-0.15
Equal to or greater than 20% and less than 35%	0
Equal to or greater than 35% and less than 50%	0.5
Equal to or greater than 50% and less than 75%	1
Equal to or greater than 75% and less than 100%	2

4.                                       Debt Securities Collateral Percentage  -

The Collateral Percentage for a Position consisting of applicable Debt Securities shall be the sum of (A) the Debt Core Collateral Rate and (B) the product of (1) the Debt Core Collateral Rate and (2) the sum of the Debt Concentration Factor and the Debt Liquidity Adjustment; provided that the Collateral Percentage for any debt security which trades below 40% of its nominal value shall be 100%.

(a)          Debt Core Collateral Rate.

The “Debt Core Collateral Rate” shall be based on the credit quality of the Issuer as set forth below.  The lower of the S&P or Moody’s rating as shown below will be used to determine the credit quality of the Issuer; provided, that if there is only one such rating, then the Debt Core Collateral Rate corresponding to such rating shall be used.

S& P’s Rating	Moody’s Rating	Debt Core Collateral Rate
AAA to A-	Aaa to A3	30%
BBB+ to BBB-	Baa1 to Baa3	40%
BB+ to BB-	Ba1 to Ba3	60%
B+ to B- / NR	B1 to B3 / NR	60%
CCC+ to CCC-	Caa1 to Caa3	100%
Below CCC- or defaulted	Below Caa3 or defaulted	100%

(b)         Debt Concentration Factor

The “Debt Concentration Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if the Position Concentration is equal to or greater than 10% of the Portfolio Gross Market Value.

Position Concentration	Debt Concentration Factor
Equal to or greater than 5% and less than 10%	0.5

(c)          Debt Liquidity Adjustment

The “Debt Liquidity Adjustment” shall be determined pursuant to the following table; provided that, notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if its percentage of Issue Size is equal to or greater than 10%.

Percentage of Issue Size	Debt Liquidity Adjustment
Less than 10%	0

5.                                       Positions Outside the Scope of this Appendix  -

For the avoidance of doubt, the Collateral Requirements set forth herein are limited to the types and sizes of securities specified herein.  The Collateral Requirement for any Position or part of a Position not covered by the terms of this Appendix shall be determined by BAL in its sole discretion.

6.                                       One-off Collateral Requirements  -

From time to time BAL may, at its sole discretion, agree to a different Collateral Requirement than the Collateral Requirement determined by this Appendix for a particular Position.

7.                                       Certain Definitions  -

(a)          “Affiliate” means an affiliate as defined in Rule 144(a)(1) under the Securities Act of 1933.

(b)         “Bloomberg” means the Bloomberg Professional service.

(c)          “Collateral Percentage” means the percentage as determined by BAL according to this Appendix A.

(d)         “Current Market Value” means with respect to a Position, an amount equal to the product of (i) the number of the relevant security and (ii) the price per share of the relevant security (determined by BAL).

(e)          “Days of Trading Volume” means with respect to an equity security, an amount equal to the quotient of (i) the number of shares of such security constituting the Position, as numerator and (ii) the 90-day average daily trading volume of such security as shown on Bloomberg (or, if the 90-day average daily trading volume of such security is unavailable, the 30-day average daily trading volume of such security, as determined by BAL in its sole discretion), as denominator.

(f)            “Debt Security” means convertible and non-convertible preferred securities and corporate debt securities.

(g)         “Equity Core Collateral Rate” means 15%.

(h)         “Equity Volatility” means with respect to an equity security, the 90-day historical volatility of such security as determined by BAL in its sole discretion or, if the 90-day historical price volatility of such security is unavailable, the 30-day historical price volatility of such security as determined by BAL in its sole discretion.

(i)             “Gross Market Value” of one or more Positions means an amount equal to the sum of all Current Market Values of all such Positions, where, for the avoidance of doubt, the Current Market Value of each Position is expressed as a positive number whether or not such Position is held long.

(j)             “Issuer” means, with respect to an applicable security, the issuer of such security.

(k)          “Issue Size” means with respect to a Position in an applicable security of an Issuer, the aggregate market value of all such securities issued by the Issuer.

(l)             “Portfolio Gross Market Value” means the Gross Market Value (as defined in this Appendix A) of all of Customer’s Positions that are Eligible Securities (as defined in this Appendix A).

(m)       “Position Concentration” means with respect to a Position, an amount equal to the quotient of (i) the absolute value of the Current Market Value of such Position and (ii) the Gross Market Value of all of Customer’s Positions, expressed as a percentage; provided that in the event that two Positions hedge one another as determined by BAL, only the absolute value of the Current Market Value of the unhedged portion of such Positions shall be considered for the purposes of Section 3(a).

(n)         “Structured Securities” means any security (i) the payment to a holder of which is linked to a different security, provided that such different security is issued by a different issuer or (ii) structured in such a manner that the credit risk of acquiring the security is primarily related to an entity other than the issuer of the security itself.

Appendix B

Pricing

Fiduciary/Claymore MLP Opportunity Fund

Financing Rate

Customer Debit Rate

3 Month Libor + 150 bps

ISO Code

USD

Arrangement Fee

Customer shall pay an arrangement fee equal to the product of the Maximum Commitment Financing and 25 bps, to be paid in two equal installments, the first of which shall be paid upon execution to BAL and the second of which shall be paid on January 1, 2009 to Customer’s counterparty under this Committed Facility Agreement as of such date.

Upon BAL’s approval of any Reset Notice, Customer shall pay an additional arrangement fee equal to the product of 25 bps and the amount of the MCF Increase.

Commitment Fee

Customer shall pay a commitment fee equal to 115 bps on the amount of undrawn Maximum Commitment Financing, to be paid when the amount calculated under the Financing Rate above is due.